CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference of our report dated August 4, 1995 relating to the June 30, 1995 financial statements of Larson-Davis incorporated, appearing in the annual report of Larson-Davis incorporated on Form 10-KSB for the year ended June 30, 1996, into the following registration statements filed on behalf of Larson-Davis incorporated: registration statement on Form S-8, SEC File No. 33-35751, filed July 5, 1990; registration statement on Form S-8, SEC File No. 33-44784, filed December 30, 1991; registration statement on Form S-3, SEC No. 333-1505, effective as of March 22, 1996; and registration statement on Form S-3, SEC No. 333-6527, effective as of August 2, 1996.


/s/ Pritchett, Siler & Hardy, P.C.


PRITCHETT, SILER & HARDY, P.C.

Salt Lake City, Utah
October 9, 1996